UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — March 15, 2013

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada	001-13718	98-0364441
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Fifth Avenue, New York, New York 10151

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 7.01.	Regulation FD Disclosure.

On March 8, 2013, MDC Partners Inc. (“MDC”) commenced a private offering of senior unsecured notes due 2020. MDC is updating its disclosure under Item 7.01 of this Current Report on Form 8-K. This information, some of which has not previously been reported, is excerpted from a confidential offering circular that is being disseminated in connection with the private offering.

Debt Financing

On March 7, 2013, there was an outstanding balance under MDC’s senior secured revolving credit facility that matures on October 23, 2014 (the “Facility”) of approximately $16 million and on March 14, 2013, the amount drawn under the Facility was approximately $3 million. MDC intends to use a portion of the net proceeds from the Notes offering to repay the amount drawn under the Facility.

Additionally, the amended and restated Facility is expected to consist of $225 million in commitments. The other expected terms previously disclosed remain unchanged.

Item 8.01.	Other Events.

On March 15, 2013, MDC announced that it has priced its private offering of $550 million aggregate principal amount of 6.75% senior unsecured notes due 2020 (the “Notes”). MDC intends to use the net proceeds of the offering to redeem all $425 million aggregate principal amount of its 11% senior notes due 2016, to pay accrued interest, related premiums, fees and expenses and to repay outstanding borrowings, if any, under the Facility. Any remaining net proceeds will be used for general corporate purposes, including funding of deferred acquisition consideration.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. This announcement does not constitute an offer to sell or the solicitation of an offer to buy Notes in any jurisdiction in which such an offer or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of press release issued by MDC Partners Inc. on March 15, 2013 regarding the pricing of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 15, 2013	MDC Partners Inc.

	By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary